Exhibit 99.1

Ultralife Corporation Receives $1.3 Million Order for its BA 5390
Military Batteries from Defense Logistics Agency

NEWARK, N.Y.--(BUSINESS WIRE)--September 28, 2010--Ultralife Corporation (NASDAQ: ULBI) has received an order valued at $1.3 million from the Defense Logistics Agency (DLA) for its BA-5390 battery. This order represents the first release under the 5-year Indefinite Quantity Contract that commenced on September 14, 2010. DLA has estimated the demand value for the base year at $5.3 million and has estimated the total award not to exceed $42.1 million. Deliveries under this order are anticipated to occur in the first half of 2011.

About Ultralife Corporation

Ultralife Corporation, which began as a battery company, serves its markets with products and services ranging from portable and standby power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the company's business segments include: Battery & Energy Products, Communications Systems and Energy Services. Ultralife has operations in North America, Europe and Asia. For more information, visit http://www.ultralifecorp.com.

CONTACT:
Company:
Ultralife Corporation
Philip Fain, 315-332-7100
pfain@ulbi.com
or
Investor Relations:
Lippert/Heilshorn & Associates, Inc.
Jody Burfening, 212-838-3777
jburfening@lhai.com